Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Ipsidy Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.0001 per share	Rule 457(c) and 457(h)	1,839,024 (1)	$6.61 (2)	$12,155,949	$92.70 per million dollars	$1,126.86
Equity	Common Stock, par value $0.0001 per share	Rule 457(h)	51,190 (1)	$15.16 (3)	$776,040	$92.70 per million dollars	$71.94
Equity	Common Stock, par value $0.0001 per share	Rule 457(h)	29,173 (1)	$15.97 (4)	$465,893	$92.70 per million dollars	$43.19
Total Offering Amounts					$13,397,882		$1,241.99
Total Fee Offsets
Net Fee Due							$1,241.99

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Common Stock attributable to these registered shares which become issuable under the Ipsidy Inc. 2021 Equity Incentive Plan and under outstanding Stock Options by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the outstanding shares of the Registrant’s Common Stock.
(2)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act of 1933. The above calculation is based on the average of the high and low prices as reported by NASDAQ on January 24, 2022, which was $6.61 per share.
(3)	Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of the exercise price of $15.16 per share.
(4)	Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of the exercise price of $15.97 per share.